Eddie Bauer Holdings Board Reduces Board Size and Compensation

SEATTLE, WA, January 27, 2009 — The Board of Directors of Eddie Bauer Holdings, Inc. (Nasdaq: EBHI) (the “Company”) has decided to reduce the size of the Board from ten to seven members, and to significantly reduce the compensation of remaining Board members. These actions are being taken as part of the overall Company plan to reduce expenses in the current difficult retail environment.

In 2008, the Company removed $45 to $50 million from its cost structure. In January 2009, the Company announced that given the weakness in the retail economy, the Company will commence an additional cost reduction effort for 2009 targeting additional cost reductions of $10 to $15 million. The downsizing of the Board and the reduction in the Board’s compensation is being made in the context of the overall cost reduction efforts at Eddie Bauer.

To accommodate the downsizing of the Board, three members of the Board - Howard Gross, Paul Kirincic and Ed Straw –have volunteered not to stand for reelection for a new term in May 2009, and the Board size will be reduced to seven members, effective as of the three directors’ last day of service. All three have been integral and respected members of the Board since the Board’s appointment in 2005 as the Company emerged from the Spiegel bankruptcy, and Mr. Gross served as interim Chief Executive Officer of the Company from February to July 2007.

“I would personally like to thank Howard, Paul and Ed for their time, commitment and expertise provided to the Company over the past four years. They have made invaluable contributions to the Board and the Company’s turnaround efforts. I know I speak for all of the directors, management and shareholders when I thank Howard, Paul and Ed for their four years of dedicated service, hard work and fine contributions,” said William End, Chairman of the Board.

In addition to reducing the size of the Board, the Board has adopted recommendations of the Compensation Committee to reduce the cash compensation payable to each Board member by approximately 50%, reduce the value of annual equity grants for Board service and defer the 2009 annual equity award for Board service.

Contact: Eddie Bauer Holdings, Inc. Marv Toland, Chief Financial Officer - 1 425 755 6225